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                                                                    EXHIBIT 10.4


March 12, 1997


FAX #:  609/683-8916

David S. Gordon, M.D.
22 Florence Lane
Princeton, NJ  08540

Dear David:

I am extremely pleased that you have agreed to join Aronex. The Company is at a very exciting period in its evolution and your involvement will surely add significant value.

As agreed, I am pleased to offer you the position of Senior Vice President of Medical Affairs and Chief Medical Officer. In this position, you will report directly to me. Your primary responsibility will be to develop and validate the Company's clinical Development strategy, as well as assure that the strategic plans and time lines are effectively executed. You will be responsible for assuring the clinical data are published in a timely manner and you will be responsible for securing expert clinical advocates for the company's products. You will also assist in identifying and will be responsible for evaluating and recommending a clinical course of action for potential development candidates. You will be the chief medical spokesman for the Company and be responsible for presenting the Company's clinical strategy and direction to the pharmaceutical, financial and regulatory communities. The Company, its Board of Directors, and its consultants will provide total support to you in fulfilling this role. You will be responsible for the departments and personnel in Regulatory, Clinical Research, and Statistical Services/Data Management. The organization and necessary hiring to build a cohesive, competent team with capabilities of progressing at least three products through clinical development simultaneously will be your responsibility.

You will be an officer of the Company and a member of the Company's Executive Committee consisting of the following department heads: Preclinical Research, Pharmaceutical Development, Clinical Research, Regulatory, Finance and Business Development. This Committee is responsible for developing the Company's short and long term strategy, and defining the Company's budget. An official starting date of March 24 is acceptable. However, since you will be out of the country through the first three weeks of April, payment of your salary and benefits will not commence until April 28, 1997.

Compensation for this position includes the following:

     Base Salary:  $213,000 annually.  Annual salary adjustments as determined by the Compensation Committee based upon performance.

     Stock
     Options: One hundred twenty-five (125,000) options at fair market value. Twenty-five thousand (25,000) will vest upon joining Aronex on April 28, 1997. The balance will vest over four years at a rate of 1/48 per month. You will have a two year period from the time you leave the Company to exercise vested options.

     Bonus: A target annual bonus of up to 20% set by the Compensation Committee of the Board of Directors will be paid annually. The bonus will be paid as a percentage of salary in cash, stock grants/or stock options, dependent upon meeting Company and department goals.

     Benefits:     Benefits include medical, dental, disability, 401K Plan,
                   Stock Purchase Plan, Medical Benefits Cafeteria Plan, term life insurance equal to one times your annual salary, three weeks vacation, and all the other Company benefits defined in the Company's Benefit Manual. These documents have been sent under separate cover.
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David S. Gordon, M.D.
March 12, 1997
Page 2


                   In addition, the Company will provide a full membership to The Woodlands Country Club. You will be personally responsible for the monthly Country Club fees and any charges you incur.

     Relocation:   Up to a maximum of $1,750/month for 12 months from the date of joining Aronex to cover rental cost for housing in Houston or for mortgage payments on a house purchased in Houston.
                   Costs related to real estate commissions and closing costs of your current house, closing costs on your new home, and moving costs of personal property, including up to two automobiles will be covered. Personal property may be moved in partial shipments, if necessary, to furnish your Houston home or provide transportation.

                   We recognize the issues you have concerning the relocation to Houston. To ameliorate those issues to a major extent, we are willing to pay, as indicated, above $1,750/month of your rental or mortgage costs for the first 12 months after you join Aronex. We would hope that within one year, you would make Houston your primary residence. If circumstances are such that this cannot be done in one year, Company bonuses and annual increases should attenuate the housing expense post 12 months. We are also willing for you to manage your time so that you can be in New Jersey to conduct business as is appropriate. At the same time, we expect you to devote whatever time is required in Houston to manage the Clinical Affairs program, provide strategic direction and represent the Company as needed. The need to balance your requirements with Aronex and your personal obligations will, undoubtedly, be a challenge. I believe we should strive for this balance to appear seamless by the Company and the team that will be reporting to you.

                   We are also prepared for your continued Board involvement on the Hycor Board and, if appropriate, joining one other Board. We also would encourage you to obtain a clinical appointment at M.D. Anderson Cancer Center. We believe the interaction you will have in such an association will be valuable to Aronex.

     Employment
     Agreement:    A one year severance package of base salary and benefits if you are terminated not for cause.

We are delighted you will be joining us and look forward to an exciting and rewarding venture. For our administrative records, please sign and return the attached copy by mail marked "Confidential."

Best regards,

/s/  James M. Chubb

James M. Chubb, Ph.D.
President

JMC/cc

Accepted and agreed upon this 28th day of March, 1997.



                                    /s/ David S. Gordon, M.D.
                                    -------------------------
                                    David S. Gordon, M.D.